Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date: October 21, 2026

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Scranton, PA – Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) and its banking subsidiary, Fidelity Bank, announced its unaudited, consolidated financial results for the three and nine-month periods ended September 30, 2026.

Unaudited Financial Information

Net income for the quarter ended September 30, 2026 was $8.9 million, or $1.53 per diluted share, compared to $7.3 million, or $1.27 per diluted share, for the quarter ended September 30, 2025. The $1.6 million, or 21%, increase in net income resulted primarily from a $3.4 million increase in net interest income coupled with a $1.0 million increase in non-interest income. This was partially offset by a $1.5 million increase in non-interest expense and a $0.9 million increase in the provision for credit losses on loans due to the growth of loans.

For the nine months ended September 30, 2026, net income was $24.2 million, or $4.16 diluted earnings per share, compared to $20.3 million, or $3.50 diluted earnings per share, for the nine months ended September 30, 2025.  The $3.9 million, or 20%, increase in net income stemmed from the $8.6 million increase in net interest income and $1.4 million increase in non-interest income. This was partially offset by a $3.4 million increase in non-interest expense and a $1.8 million increase in the net provision for credit losses on loans and unfunded commitments.

“We delivered record earnings in the third quarter, generating net income of $8.9 million, or $1.53 per diluted share, with total assets reaching $3.0 billion,” said Daniel J. Santaniello, President and Chief Executive Officer. “These results reflect the strong focus and dedication of our Bankers as we continue to execute on our strategic initiatives, including the successful opening of our new Corporate Center in downtown Scranton. We remain confident in our position as we enter the fourth quarter and look ahead to 2027.”

Consolidated Third Quarter Operating Results Overview

Net interest income increased $3.4 million, or 18%, compared with the third quarter of 2025, driven by higher average loan balances, improved loan yields and lower funding costs. Average loans increased $237.3 million, while the fully-taxable equivalent ("FTE") (non-GAAP measurement) yield on loans increased 4 basis points, resulting in higher interest income. Funding costs also benefited from a 29 basis point decline in the average rate paid on interest-bearing deposits, which more than offset the impact of a $76.4 million increase in average interest-bearing deposit balances. Collectively, these factors contributed to a 35 basis point increase in FTE net interest margin to 3.30%.

The FTE yield on interest-earning assets was 4.95% for the third quarter of 2026, an increase of 12 basis points from 4.83% for the third quarter of 2025. The overall cost of interest-bearing liabilities was 2.26% for the third quarter of 2026, a decrease of 29 basis points from the 2.55% for the third quarter of 2025. The cost of funds decreased 23 basis points from 1.98% to 1.75% for the third quarters of 2025 and 2026, respectively. The Company’s FTE net interest spread was 2.69% for the third quarter of 2026, an increase of 41 basis points from 2.28% recorded for the third quarter of 2025.

For the three months ended September 30, 2026, the provision for credit losses on loans was $1.1 million and a $50 thousand benefit for credit losses on unfunded commitments, compared to a $200 thousand provision for credit losses on loans and a $110 thousand provision for credit losses on unfunded commitments for the three months ended September 30, 2025. For the three months ended September 30, 2026, the increase in the provision for credit losses on loans compared to the prior year period primarily reflected growth in the loan portfolio. For the three months ended September 30, 2026, the decrease in the provision for credit losses on unfunded commitments compared to the prior-year period was primarily due to a reduction in unfunded construction commitments.

Total non-interest income increased $1.0 million, or 20%, to $6.1 million for the third quarter of 2026 compared to $5.1 million for the third quarter of 2025. The increase included $0.4 million of higher wealth management revenue and a $0.3 million gain on the sale of bank property. Commercial loan fee income also increased $0.2 million, primarily attributable to a prepayment penalty recognized during the quarter.

Non-interest expenses increased $1.5 million, or 10%, for the third quarter of 2026 to $16.1 million from $14.6 million for the same quarter of 2025. The increase in non-interest expenses was attributed to added salaries and benefits expense of $0.6 million, primarily reflecting higher staffing levels to support business growth and strategic initiatives. Additionally, the Company experienced increases of $0.4 million in premises and equipment expenses primarily due to costs for software and subscriptions and depreciation. Donations expense increased $0.3 million in the third quarter of 2026 compared to the same period in the prior year, primarily reflecting a one-time charitable contribution. Despite the increase in non-interest expense, the efficiency ratio improved to 56.11% from 60.17% in the prior-year period, reflecting improved operating leverage.

The provision for income taxes increased $0.6 million during the three months ended September 30, 2026 compared to the same period in 2025 primarily due to a $2.2 million increase in income before taxes.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $62.0 million for the nine months ended September 30, 2026 compared to $53.4 million for the nine months ended September 30, 2025. The $8.6 million increase in net interest income resulted from the increase of $6.5 million in interest income primarily due to a $134.6 million increase in the average balance of interest-earning assets and an 8 basis point increase in FTE yield. The largest contributor to interest income growth was the loan portfolio which produced an additional $8.8 million in interest income from an increase of 5 basis points in FTE loan yields on $193.1 million in higher average balances. The increase in interest income was partially offset by a decrease of $1.5 million in interest earned on the investment portfolio due to decreases of 17 basis points in yield and $49.8 million in average balances. Additionally, the Company experienced a decrease of $2.0 million in interest expense on deposits due to a 26 basis point decrease in rates paid on interest-bearing deposits which more than offset the increase from $98.6 million in higher average balances during the nine months ended September 30, 2026.

The overall cost of interest-bearing liabilities was 2.26% for the nine months ended September 30, 2026 compared to 2.52% for the nine months ended September 30, 2025. The cost of funds decreased 21 basis points to 1.75% for the nine months ended September 30, 2026 from 1.96% for the same period of 2025. The FTE yield on interest earning assets was 4.86% for the nine months ended September 30, 2026, an increase of 8 basis points from the 4.78% year-to-date September 30, 2025. The Company’s FTE net interest spread was 2.60% for the nine months ended September 30, 2026, an increase of 34 basis points from the 2.26% recorded for the same period of 2025. FTE net interest margin increased by 28 basis points to 3.20% for the nine months ended September 30, 2026 from 2.92% for the same 2025 period, primarily reflecting lower rates paid on interest-bearing deposits and higher yields earned on loans and leases.

For the nine months ended September 30, 2026, the provision for credit losses on loans was $2.4 million and the provision for credit losses on unfunded commitments was $380 thousand compared to a $955 thousand provision for credit losses on loans and a $45 thousand provision for credit losses on unfunded commitments for the nine months ended September 30, 2025. For the nine months ended September 30, 2026, the increase in the provision for credit losses on loans compared to the prior year period was due to higher loan growth. For the nine months ended September 30, 2026, the increase in the provision for unfunded commitments compared to the prior-year period was due to growth in originations within the portfolio, specifically in commercial construction commitments.

Total non-interest income for the nine months ended September 30, 2026 was $16.8 million, an increase of $1.4 million, or 9%, from $15.4 million for the nine months ended September 30, 2025. The increase was primarily due to $1.0 million growth in wealth management revenue. Additionally, the Company saw increases of $0.3 million in fees from commercial loans with interest rate hedges and $0.4 million in service charges on commercial loans during the nine months ended September 30, 2026 compared to the same 2025 period. Partially offsetting the increase in non-interest income was a decrease of $0.6 million in gains from sold loans primarily due to a $0.5 million gain on the sale of a commercial loan during the nine months ended September 30, 2025.

Non-interest expenses increased to $47.3 million for the nine months ended September 30, 2026, an increase of $3.4 million, or 8%, from $43.9 million for the nine months ended September 30, 2025. Salaries and benefits expense increased $1.8 million due to an increase in bankers in the nine months ended September 30, 2026, compared to the same period in 2025. Additionally, the Company experienced an increase of $0.6 million in premises and equipment expenses primarily due to new technology and higher software costs. Donations expense increased $0.5 million compared to the prior-year period, primarily due to a $0.3 million contribution made to the Fidelity D & D Charitable Foundation. Professional services expense increased $0.4 million primarily attributable to improvement initiatives throughout the bank and relocation-related costs incurred in connection with the transition of bankers to the Company's new corporate headquarters, which was completed in the third quarter of 2026.

The provision for income taxes increased $0.8 million during the nine months ended September 30, 2026 compared to the same period in 2025 primarily due to a $4.8 million increase in income before taxes. Partially offsetting the increase in income tax expense was approximately $0.5 million of benefit associated with purchased renewable energy tax credits.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets had a balance of $3.0 billion as of September 30, 2026, an increase of $280.3 million from December 31, 2025. The increase resulted from $261.7 million of net growth in the loans and leases portfolio as of September 30, 2026 compared to December 31, 2025. Cash and cash equivalents increased $25.5 million over the same period. Investment securities decreased $10.7 million from December 31, 2025, reflecting principal paydowns, maturities and sales, and changes in the fair value of available-for-sale securities, partially offset by security purchases.

During the same time period, total liabilities increased $272.2 million, or 11%. Deposit growth of $142.9 million was utilized to fund loan growth and increase interest-bearing cash balances. Short-term borrowings increased $132.7 million during the period. The Company experienced an increase of $40.7 million in non-interest-bearing checking accounts. For interest-bearing deposit accounts, the Company experienced increases of $73.3 million in money market deposits, $44.2 million in interest-bearing checking accounts and $5.1 million in savings and clubs. These increases were partially offset by a decrease of $20.4 million in time deposits. As of September 30, 2026, the ratio of insured and collateralized deposits to total deposits was approximately 72%.

Shareholders’ equity increased $8.1 million, or 3%, to $247.0 million at September 30, 2026 from $238.9 million at December 31, 2025. The increase was caused by $16.7 million from retained earnings produced from net income of $24.2 million and $1.2 million associated with common stock issuance and restricted stock. This activity was partially offset by $7.6 million of cash dividends and a $9.7 million after-tax reduction in accumulated other comprehensive income. At September 30, 2026, there were no credit losses on available-for-sale and held-to-maturity debt securities. Accumulated other comprehensive income (loss) is excluded from regulatory capital ratios. The Company remains well capitalized with Tier 1 capital at 9.64% of total average assets as of September 30, 2026. Total risk-based capital was 14.10% of risk-weighted assets and Tier 1 risk-based capital was 12.97% of risk-weighted assets as of September 30, 2026. Tangible book value per share was $39.06 at September 30, 2026 compared to $37.88 at December 31, 2025.  Tangible common equity decreased to 7.54% of total assets at September 30, 2026 compared to 8.01% at December 31, 2025 due to a 10% increase in total tangible assets compared to a 4% increase in tangible common equity.

Asset Quality

Total non-performing assets were $2.6 million, or 0.08% of total assets, at September 30, 2026, compared to $2.2 million, or 0.08% of total assets, at December 31, 2025. Past due and non-accrual loans to total loans were 0.19% at September 30, 2026 compared to 0.26% at December 31, 2025. Net charge-offs to average total loans were 0.01% at September 30, 2026 compared to 0.03% at December 31, 2025.

About Fidelity D & D Bancorp, Inc. and Fidelity Bank

Fidelity D & D Bancorp, Inc. has built a strong history as a trusted financial advisor to the clients served by Fidelity Bank.  Fidelity Bank continues its mission of exceeding client expectations through a unique banking experience. It operates 21 full-service offices throughout Lackawanna, Luzerne, Lehigh and Northampton Counties and a Fidelity Bank Wealth Management Office in Schuylkill County. Fidelity Bank provides a digital banking experience online at www.bankatfidelity.com, through the Fidelity Mobile Banking app, and in the Client Care Center at 1-800-388-4380. Additionally, the Bank offers full-service Wealth Management & Brokerage Services, a Mortgage Center, and a full suite of personal and commercial banking products and services. Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided over 6,190 hours of volunteer time and over $1.5 million in donations to non-profit organizations directly within the markets served throughout 2025. Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to measure their performance and trends. Non-GAAP financial measures are supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures. Adjusted non-interest income used in the calculation of certain non-GAAP performance measures excludes gains and losses on securities sales in order to enhance comparability between reporting periods. Reconciliations of non-GAAP financial measures to GAAP are presented in the tables below.

Interest income was adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable, fully-taxable equivalent ("FTE"), in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2026 and 2025. FTE adjustments affect interest income and related ratios only and do not impact reported GAAP net income.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

■	local, regional and national economic conditions and changes thereto;
■	the short-term and long-term effects of inflation, and rising costs to the Company, its customers and on the economy;
■	the risks of changes and volatility of interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
■	securities markets and monetary fluctuations and volatility;
■	disruption of credit and equity markets;
■	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
■	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
■	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
■	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
■	the impact of new or changes in existing laws and regulations, including laws and regulations concerning taxes, banking, securities and insurance and their application with which the Company and its subsidiaries must comply;
■	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
■	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
■	the effects of economic conditions of any other pandemic, epidemic or other health-related crisis such as COVID-19 and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;
■	the effects of bank failures, banking system instability, deposit fluctuations, loan and securities value changes;
■	technological changes;
■	the interruption or breach in security of our information systems, continually evolving cybersecurity and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;
■	acquisitions and integration of acquired businesses;
■	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
■	acts of war, terrorism, or armed conflict; and
■	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$173,606	$148,060
Investment securities	513,270	523,946
Restricted investments in bank stock	7,729	4,373
Loans and leases	2,175,412	1,911,724
Allowance for credit losses on loans	(22,391)	(20,168)
Premises and equipment, net	48,122	48,950
Life insurance cash surrender value	60,593	59,396
Goodwill and core deposit intangible	20,076	20,242
Other assets	52,002	51,535

Total assets	$3,028,419	$2,748,058

Liabilities
Non-interest-bearing deposits	$593,270	$552,581
Interest-bearing deposits	2,017,002	1,914,772
Total deposits	2,610,272	2,467,353
Short-term borrowings	132,708	20
Secured borrowings	4,709	5,995
Other liabilities	33,746	35,830
Total liabilities	2,781,435	2,509,198

Shareholders' equity	246,984	238,860

Total liabilities and shareholders' equity	$3,028,419	$2,748,058

Average Year-To-Date Balances:	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$117,413	$133,171
Investment securities	513,320	544,390
Restricted investments in bank stock	4,775	4,189
Loans and leases	2,039,312	1,866,637
Allowance for credit losses on loans	(21,217)	(20,315)
Premises and equipment, net	50,249	40,457
Life insurance cash surrender value	60,056	58,786
Goodwill and core deposit intangible	20,147	20,358
Other assets	48,495	42,032

Total assets	$2,832,550	$2,689,705

Liabilities
Non-interest-bearing deposits	$574,072	$543,794
Interest-bearing deposits	1,967,786	1,884,507
Total deposits	2,541,858	2,428,301
Short-term borrowings	964	17
Secured borrowings	5,027	6,127
Other liabilities	36,165	36,296
Total liabilities	2,584,014	2,470,741

Shareholders' equity	248,536	218,964

Total liabilities and shareholders' equity	$2,832,550	$2,689,705

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	Sep. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Interest income
Loans and leases	$30,271	$26,660	$85,364	$76,583
Securities and other	2,836	4,022	9,920	12,172

Total interest income	33,107	30,682	95,284	88,755

Interest expense
Deposits	(11,219)	(12,158)	(33,087)	(35,083)
Borrowings	(76)	(95)	(222)	(281)

Total interest expense	(11,295)	(12,253)	(33,309)	(35,364)

Net interest income	21,812	18,429	61,975	53,391

Provision for credit losses on loans	(1,109)	(200)	(2,384)	(955)
Net benefit (provision) for credit losses on unfunded loan commitments	50	(110)	(380)	(45)
Non-interest income	6,124	5,105	16,796	15,437
Non-interest expense	(16,108)	(14,632)	(47,291)	(43,896)

Income before income taxes	10,769	8,592	28,716	23,932

Provision for income taxes	(1,851)	(1,246)	(4,489)	(3,674)
Net income	$8,918	$7,346	$24,227	$20,258

	Three Months Ended
	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
Interest income
Loans and leases	$30,271	$28,475	$26,618	$27,269	$26,660
Securities and other	2,836	3,242	3,842	3,815	4,022

Total interest income	33,107	31,717	30,460	31,084	30,682

Interest expense
Deposits	(11,219)	(10,887)	(10,981)	(11,717)	(12,158)
Borrowings	(76)	(73)	(73)	(87)	(95)

Total interest expense	(11,295)	(10,960)	(11,054)	(11,804)	(12,253)

Net interest income	21,812	20,757	19,406	19,280	18,429

Provision for credit losses on loans	(1,109)	(400)	(875)	(100)	(200)
Net benefit (provision) for credit losses on unfunded loan commitments	50	(340)	(90)	(170)	(110)
Non-interest income	6,124	5,483	5,189	5,122	5,105
Non-interest expense	(16,108)	(15,992)	(15,191)	(14,921)	(14,632)

Income before income taxes	10,769	9,508	8,439	9,211	8,592

Provision for income taxes	(1,851)	(1,659)	(979)	(1,271)	(1,246)
Net income	$8,918	$7,849	$7,460	$7,940	$7,346

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
Assets
Cash and cash equivalents	$173,606	$207,660	$154,995	$148,060	$142,161
Investment securities	513,270	509,032	512,308	523,946	529,263
Restricted investments in bank stock	7,729	9,464	4,482	4,373	4,301
Loans and leases	2,175,412	2,088,893	2,023,671	1,911,724	1,914,893
Allowance for credit losses on loans	(22,391)	(21,314)	(20,942)	(20,168)	(20,218)
Premises and equipment, net	48,122	45,929	52,738	48,950	45,422
Life insurance cash surrender value	60,593	60,189	59,792	59,396	58,995
Goodwill and core deposit intangible	20,076	20,126	20,181	20,242	20,303
Other assets	52,002	51,245	52,040	51,535	41,630

Total assets	$3,028,419	$2,971,224	$2,859,265	$2,748,058	$2,736,750

Liabilities
Non-interest-bearing deposits	$593,270	$582,920	$574,808	$552,581	$539,118
Interest-bearing deposits	2,017,002	1,975,732	2,001,686	1,914,772	1,927,795
Total deposits	2,610,272	2,558,652	2,576,494	2,467,353	2,466,913
Short-term borrowings	132,708	119,802	10	20	20
Secured borrowings	4,709	4,767	4,825	5,995	6,059
Other liabilities	33,746	35,098	33,284	35,830	34,511
Total liabilities	2,781,435	2,718,319	2,614,613	2,509,198	2,507,503

Shareholders' equity	246,984	252,905	244,652	238,860	229,247

Total liabilities and shareholders' equity	$3,028,419	$2,971,224	$2,859,265	$2,748,058	$2,736,750

Average Quarterly Balances:	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
Assets
Cash and cash equivalents	$62,996	$115,115	$175,362	$150,706	$122,808
Investment securities	505,408	510,978	523,776	529,518	544,476
Restricted investments in bank stock	5,255	4,633	4,427	4,345	4,277
Loans and leases	2,129,763	2,040,314	1,945,837	1,927,366	1,892,439
Allowance for credit losses on loans	(21,952)	(21,394)	(20,289)	(20,478)	(20,400)
Premises and equipment, net	46,928	53,498	50,358	47,400	42,602
Life insurance cash surrender value	60,451	60,051	59,656	59,255	58,875
Goodwill and core deposit intangible	20,094	20,143	20,203	20,263	20,325
Other assets	49,158	46,163	50,183	39,527	42,724

Total assets	$2,858,101	$2,829,501	$2,809,513	$2,757,902	$2,708,126

Liabilities
Non-interest-bearing deposits	$583,802	$579,871	$558,264	$549,911	$544,511
Interest-bearing deposits	1,977,585	1,960,662	1,964,972	1,930,040	1,901,166
Total deposits	2,561,387	2,540,533	2,523,236	2,479,951	2,445,677
Short-term borrowings	1,517	1,343	16	20	16
Secured borrowings	4,738	4,796	5,557	6,028	6,093
Other liabilities	37,050	34,509	36,931	37,754	36,415
Total liabilities	2,604,692	2,581,181	2,565,740	2,523,753	2,488,201

Shareholders' equity	253,409	248,320	243,773	234,149	219,925

Total liabilities and shareholders' equity	$2,858,101	$2,829,501	$2,809,513	$2,757,902	$2,708,126

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Financial Data

	Three Months Ended
	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
Selected returns and financial ratios
Basic earnings per share	$1.54	$1.34	$1.29	$1.38	$1.27
Diluted earnings per share	$1.53	$1.33	$1.28	$1.37	$1.27
Dividends per share	$0.43	$0.43	$0.43	$0.43	$0.40
Yield on interest-earning assets (FTE)*	4.95%	4.86%	4.77%	4.83%	4.83%
Cost of interest-bearing liabilities	2.26%	2.24%	2.27%	2.42%	2.55%
Cost of funds	1.75%	1.73%	1.77%	1.88%	1.98%
Net interest spread (FTE)*	2.69%	2.62%	2.50%	2.41%	2.28%
Net interest margin (FTE)*	3.30%	3.22%	3.08%	3.04%	2.95%
Return on average assets	1.24%	1.11%	1.08%	1.14%	1.08%
Pre-provision net revenue to average assets*	1.64%	1.45%	1.36%	1.36%	1.30%
Return on average equity	13.96%	12.68%	12.41%	13.45%	13.25%
Return on average tangible equity*	15.16%	13.80%	13.53%	14.73%	14.60%
Efficiency ratio (FTE)*	56.11%	59.19%	58.53%	58.35%	60.17%
Expense ratio	1.38%	1.49%	1.36%	1.36%	1.39%

	Nine months ended
	Sep. 30, 2026	Sep. 30, 2025
Basic earnings per share	$4.18	$3.51
Diluted earnings per share	$4.16	$3.50
Dividends per share	$1.29	$1.20
Yield on interest-earning assets (FTE)*	4.86%	4.78%
Cost of interest-bearing liabilities	2.26%	2.52%
Cost of funds	1.75%	1.96%
Net interest spread (FTE)*	2.60%	2.26%
Net interest margin (FTE)*	3.20%	2.92%
Return on average assets	1.14%	1.02%
Pre-provision net revenue to average assets*	1.49%	1.25%
Return on average equity	13.03%	12.67%
Return on average tangible equity*	14.18%	14.00%
Efficiency ratio (FTE)*	57.90%	61.00%
Expense ratio	1.41%	1.39%

Other financial data	At period end:
(dollars in thousands except per share data)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
Assets under management	$1,161,520	$1,219,415	$1,096,776	$1,058,881	$1,037,414
Book value per share	$42.52	$43.54	$42.14	$41.39	$39.75
Tangible book value per share*	$39.06	$40.08	$38.67	$37.88	$36.23
Equity to assets	8.16%	8.51%	8.56%	8.69%	8.38%
Tangible common equity ratio*	7.54%	7.89%	7.91%	8.01%	7.69%
Allowance for credit losses on loans to:
Total loans	1.03%	1.02%	1.04%	1.06%	1.06%
Non-accrual loans	8.72x	12.23x	8.65x	10.66x	7.78x
Non-accrual loans to total loans	0.12%	0.08%	0.12%	0.10%	0.14%
Non-performing assets to total assets	0.08%	0.06%	0.09%	0.08%	0.11%
Net charge-offs to average total loans	0.01%	0.01%	0.02%	0.03%	0.03%

Capital Adequacy Ratios
Total risk-based capital ratio	14.10%	14.29%	14.45%	14.78%	14.52%
Common equity tier 1 risk-based capital ratio	12.97%	13.17%	13.33%	13.65%	13.39%
Tier 1 risk-based capital ratio	12.97%	13.17%	13.33%	13.65%	13.39%
Leverage ratio	9.64%	9.51%	9.38%	9.34%	9.27%

* Non-GAAP Financial Measures - see reconciliations below

FIDELITY D & D BANCORP, INC.

Reconciliations of Non-GAAP Financial Measures to GAAP

Reconciliations of Non-GAAP Measures to GAAP	Three Months Ended
(dollars in thousands)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
FTE net interest income (non-GAAP)
Interest income (GAAP)	$33,107	$31,717	$30,460	$31,084	$30,682
Adjustment to FTE	774	777	784	800	785
Interest income adjusted to FTE (non-GAAP)	33,881	32,494	31,244	31,884	31,467
Interest expense (GAAP)	11,295	10,960	11,054	11,804	12,253
Net interest income adjusted to FTE (non-GAAP)	$22,586	$21,534	$20,190	$20,080	$19,214

Efficiency Ratio (non-GAAP)
Non-interest expenses (GAAP)	$16,108	$15,992	$15,191	$14,921	$14,632

Net interest income (GAAP)	21,812	20,757	19,406	19,280	18,429
Plus: taxable equivalent adjustment	774	777	784	800	785
Non-interest income (GAAP)	6,124	5,483	5,189	5,122	5,105
Plus: Loss (gain) on sales of securities	-	-	577	371	(3)
Net interest income (FTE) plus adjusted non-interest income (non-GAAP)	$28,710	$27,017	$25,956	$25,573	$24,316
Efficiency ratio (non-GAAP) (1)	56.11%	59.19%	58.53%	58.35%	60.17%
(1) The reported efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense by the sum of net interest income, on an FTE basis, and adjusted non-interest income.

Tangible Book Value per Share/Tangible Common Equity Ratio (non-GAAP)
Total assets (GAAP)	$3,028,419	$2,971,224	$2,859,265	$2,748,058	$2,736,750
Less: Intangible assets	(20,076)	(20,126)	(20,181)	(20,242)	(20,303)
Tangible assets	3,008,343	2,951,098	2,839,084	2,727,816	2,716,447
Total shareholders' equity (GAAP)	246,984	252,905	244,652	238,860	229,247
Less: Intangible assets	(20,076)	(20,126)	(20,181)	(20,242)	(20,303)
Tangible common equity	226,908	232,779	224,471	218,618	208,944

Common shares outstanding, end of period	5,808,508	5,808,518	5,805,180	5,771,110	5,767,288
Tangible Common Book Value per Share	$39.06	$40.08	$38.67	$37.88	$36.23
Tangible Common Equity Ratio	7.54%	7.89%	7.91%	8.01%	7.69%

Pre-Provision Net Revenue to Average Assets
Income before taxes (GAAP)	$10,769	$9,508	$8,439	$9,211	$8,592
Plus: Provision for credit losses	1,059	740	965	270	310
Total pre-provision net revenue (non-GAAP)	11,828	10,248	9,404	9,481	8,902
Total (annualized) (non-GAAP)	$46,925	$41,103	$38,139	$37,615	$35,316

Average assets	$2,858,101	$2,829,501	$2,809,513	$2,757,902	$2,708,126
Pre-Provision Net Revenue to Average Assets (non-GAAP)	1.64%	1.45%	1.36%	1.36%	1.30%

Reconciliations of Non-GAAP Measures to GAAP	Nine months ended
(dollars in thousands)	Sep. 30, 2026	Sep. 30, 2025
FTE net interest income (non-GAAP)
Interest income (GAAP)	$95,284	$88,755
Adjustment to FTE	2,335	2,316
Interest income adjusted to FTE (non-GAAP)	97,619	91,071
Interest expense (GAAP)	33,309	35,364
Net interest income adjusted to FTE (non-GAAP)	$64,310	55,707

Efficiency Ratio (non-GAAP)
Non-interest expenses (GAAP)	$47,291	$43,896

Net interest income (GAAP)	61,975	53,391
Plus: taxable equivalent adjustment	2,335	2,316
Non-interest income (GAAP)	16,796	15,437
Plus: Loss on sales of securities	577	819
Net interest income (FTE) plus non-interest income (non-GAAP)	$81,683	$71,963
Efficiency ratio (non-GAAP) (1)	57.90%	61.00%
(1) The reported efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense by the sum of net interest income, on an FTE basis, and adjusted non-interest (loss) income.

Pre-Provision Net Revenue to Average Assets
Income before taxes (GAAP)	$28,716	$23,932
Plus: Provision for credit losses	2,764	1,000
Total pre-provision net revenue (non-GAAP)	$31,480	$24,932
Total (annualized) (non-GAAP)	$42,088	$33,334

Average assets	$2,832,550	$2,666,723
Pre-Provision Net Revenue to Average Assets (non-GAAP)	1.49%	1.25%